Exhibit 99.1

Levy Acquisition Corp. Completes $150 Million Initial Public Offering

CHICAGO, November 19, 2013 /PRNewswire/ -- Levy Acquisition Corp. (the “Company”) today announced the closing of its previously-announced initial public offering of 15,000,000 units at an offering price of $10.00 per unit. The Company’s units are listed on the Nasdaq Capital Market under the trading symbol “LEVYU”. Each unit consists of one share of the Company’s common stock and one-half of one warrant. Each whole warrant will entitle the holder to purchase one share of the Company's common stock at a price of $11.50 per share. Citigroup acted as sole book running manager for the offering.

Levy Acquisition Corp. was formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Its efforts in identifying a prospective target business will be focused on, but not limited to, the restaurant and hospitality sectors. The Company’s sponsor is Levy Acquisition Sponsor, LLC, an affiliate of Levy Family Partners, LLC, the family office of Chicago-based Lawrence F. Levy.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on November 13, 2013. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

The offering was made only by means of a prospectus, copies which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146, Email: BATProspectusdept@citi.com.

Information Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Levy Acquisition Corp.